EXHIBIT 99.1

Contact at 214-432-2000
Michael R. Haack
President and CEO
D. Craig Kesler
Executive Vice President & CFO
Alex Haddock
Senior Vice President

News For Immediate Release

EAGLE MATERIALS REPORTS THIRD QUARTER RESULTS

DALLAS, TX (January 29, 2025) Eagle Materials Inc. (NYSE: EXP) today reported financial results for the third quarter of fiscal 2025 ended December 31, 2024. Notable items for the quarter are highlighted below (unless otherwise noted, all comparisons are with the prior year’s fiscal third quarter):

Third Quarter Fiscal 2025 Highlights

•	Revenue of $558.0 million

•	Net Earnings of $119.6 million

•	Net Earnings per share of $3.56

•	Adjusted net earnings per share (Adjusted EPS) of $3.59

•	Adjusted EPS is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in Attachment 6

•	Adjusted EBITDA of $208.8 million

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

•	Repurchased approximately 195,000 shares of Eagle’s common stock for $55 million

Commenting on the third quarter results, Michael Haack, President and CEO, said, “Eagle’s portfolio of businesses continued to perform well despite ongoing adverse weather in our Midwest and Great Plains markets, where rainfall in November was 250% higher than normal. The excessive rainfall affected sales volume in our Cement and Concrete and Aggregates businesses, although we achieved higher sales volume in Gypsum Wallboard and Recycled Paperboard. On a company-wide basis, we generated revenue of $558 million and achieved a gross profit margin of 31.9%. We also continued advancing our long-term growth and value-creation strategies: during the quarter, we announced the acquisition of Bullskin Stone and Lime, LLC, a pure-play aggregates business in Western Pennsylvania; returned $63 million of cash to shareholders through share repurchases and dividends; and maintained our balance sheet strength, ending the quarter with debt of $1.0 billion and a net leverage ratio (net debt to Adjusted EBITDA) of 1.2x.” (Net debt is a non-GAAP financial measure calculated by subtracting cash and cash equivalents from debt as described in Attachment 6).

Mr. Haack continued, “While the path to lower interest rates and improved home-buying affordability is less certain today, we remain optimistic about our businesses and our ability to execute on the opportunities in front of us. Steady employment, housing supply that remains chronically short, and our cost-structure advantages continue to provide favorable conditions for our Gypsum Wallboard business in this dynamic environment. On the cement side, spending from the Infrastructure Investment and Jobs Act (IIJA) is still in the beginning phases, which should support multiple years of strong cement demand.”

“Our balance sheet and cash-flow generation remain healthy, supporting our capital allocation priorities, and our consistent, disciplined operational and strategic approach should position us to continue to perform well through economic cycles and deliver value over the long term.”

Segment Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, as well as Joint Venture and intersegment Cement revenue, was down 4% to $351.8 million. Heavy Materials operating earnings decreased 20% to $85.4 million. Both declines resulted from lower sales volume partially offset by higher sales prices.

Cement revenue for the quarter, including Joint Venture and intersegment revenue, was down 4% to $295.4 million, and operating earnings were down 18% to $86.8 million. These declines reflect lower Cement sales volume and an $8 million increase in Cement maintenance costs, partially offset by higher Cement net sales prices. The increase in Cement maintenance costs primarily relates to nontypical planned outages at our Oklahoma and Texas cement plants that were necessary to maintain and extend plant reliability. This maintenance was completed during the quarter. The average net sales price for the quarter was up 4% to $156.82 per ton, a result of Cement price increases implemented earlier this calendar year. Cement sales volume decreased 7% to 1.7 million tons. Sales volume was affected by ongoing adverse weather during the quarter, particularly in our Midwest and Great Plains markets during November.

Concrete and Aggregates revenue decreased 2% to $56.4 million, reflecting lower Concrete and Aggregates sales volume, partially offset by higher Concrete and Aggregates pricing and $3.1 million of revenue contribution from the recently acquired aggregates business in Kentucky. The third quarter operating loss of $1.4 million reflects lower Concrete and Aggregates sales volume.

Light Materials: Gypsum Wallboard and Recycled Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Recycled Paperboard, increased 6% to $241.7 million, reflecting higher Wallboard and Paperboard sales volume and prices. Gypsum Wallboard sales volume was up 2% to 737 million square feet (MMSF), and the average Gypsum Wallboard net sales price increased 4% to $236.11 per MSF.

Paperboard sales volume for the quarter was up 7% to 90,000 tons. The average Paperboard net sales price was $627.04 per ton, up 12%, consistent with the pricing provisions in our long-term sales agreements that factor in changes to input costs.

Operating earnings in the sector were $97.4 million, an increase of 18%, reflecting higher Wallboard and Paperboard sales volume and pricing.

Corporate General and Administrative Expenses

Corporate General and Administrative Expenses increased by approximately 47% compared with the prior year. The increase was primarily related to increases in information technology spending of $1.9 million for technology upgrades, and $1.3 million of costs associated with business-development and transaction-related activities.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as part of a segment’s total revenue. Intersegment sales are eliminated on the consolidated income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding, and repairing roads and highways and for building and renovating residential, commercial, and industrial structures across America. Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states and is headquartered in Dallas, Texas. Visit eaglematerials.com for more information.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information, and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Thursday, January 29, 2025. The conference call will be webcast on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the website for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statements and generally arise when the Company is discussing its beliefs, estimates or expectations as to future events. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; fluctuations in public infrastructure expenditures; the effects of adverse weather conditions on infrastructure and other construction projects as well as our facilities and operations; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; the availability of and fluctuations in the cost of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil (including diesel), and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (for example, spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; consolidation of our customers; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); possible losses or other adverse outcomes from pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; competition; cyber-attacks or data security breaches, together with the costs of protecting our systems against such incidents and the possible effects thereof on our operations; increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions, including inflation and recessionary conditions; and changes in interest rates and the resulting effects on the Company and demand for our products. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) or the cost of our raw materials can be expected to adversely affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s results of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, the outbreak, escalation or resurgence of health emergencies, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on our operations and on economic conditions, capital and financial markets. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000:

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Senior Vice President, Investor Relations, Strategy and Corporate Development

Attachment 1 Statement of Consolidated Earnings

Attachment 2 Revenue and Earnings by Business Segment

Attachment 3 Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Business Segment

Attachment 6 Reconciliation of Non-GAAP Financial Measures

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023
Revenue	$558,025	$558,833	$1,790,333	$1,782,590
Cost of Goods Sold	380,212	378,205	1,221,808	1,216,949

Gross Profit	177,813	180,628	568,525	565,641
Equity in Earnings of Unconsolidated JV	4,987	9,285	21,979	22,790
Corporate General and Administrative Expenses	(20,818)	(14,201)	(54,346)	(42,456)
Other Non-Operating Income	1,381	1,019	4,788	2,837

Earnings before Interest and Income Taxes	163,363	176,731	540,946	548,812
Interest Expense, net	(9,061)	(10,128)	(30,459)	(32,571)

Earnings before Income Taxes	154,302	166,603	510,487	516,241
Income Tax Expense	(34,728)	(37,465)	(113,551)	(115,701)

Net Earnings	$119,574	$129,138	$396,936	$400,540

NET EARNINGS PER SHARE
Basic	$3.59	$3.75	$11.85	$11.47

Diluted	$3.56	$3.72	$11.75	$11.38

AVERAGE SHARES OUTSTANDING
Basic	33,317,168	34,466,141	33,493,382	34,931,378

Diluted	33,608,538	34,749,721	33,771,660	35,201,658

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Business Segment

(dollars in thousands)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$259,890	$274,167	$873,033	$888,532
Concrete and Aggregates	56,405	57,772	183,373	191,291

	316,295	331,939	1,056,406	1,079,823
Light Materials:
Gypsum Wallboard	209,493	200,969	642,294	629,299
Recycled Paperboard	32,237	25,925	91,633	73,468

	241,730	226,894	733,927	702,767

Total Revenue	$558,025	$558,833	$1,790,333	$1,782,590

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$81,776	$96,281	$269,842	$278,266
Cement (Joint Venture)	4,987	9,285	21,979	22,790
Concrete and Aggregates	(1,397)	1,760	588	13,434

	85,366	107,326	292,409	314,490
Light Materials:
Gypsum Wallboard	86,393	75,063	270,510	251,625
Recycled Paperboard	11,041	7,524	27,585	22,316

	97,434	82,587	298,095	273,941

Sub-total	182,800	189,913	590,504	588,431
Corporate General and Administrative Expense	(20,818)	(14,201)	(54,346)	(42,456)
Other Non-Operating Income	1,381	1,019	4,788	2,837

Earnings before Interest and Income Taxes	$163,363	$176,731	$540,946	$548,812

*	Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

(unaudited)

	Sales Volume
	Quarter Ended December 31,			Nine Months Ended December 31,
	2024	2023	Change	2024	2023	Change
Cement (M Tons):
Wholly Owned	1,541	1,663	-7%	5,156	5,470	-6%
Joint Venture	161	161	0%	517	496	+4%

	1,702	1,824	-7%	5,673	5,966	-5%
Concrete (M Cubic Yards)	298	308	-3%	989	1,055	-6%
Aggregates (M Tons)	893	1,034	-14%	2,671	3,362	-21%
Gypsum Wallboard (MMSFs)	737	722	+2%	2,246	2,218	+1%
Recycled Paperboard (M Tons):
Internal	37	37	0%	111	110	+1%
External	53	47	+13%	155	137	+13%

	90	84	+7%	266	247	+8%

	Average Net Sales Price*
	Quarter Ended December 31,			Nine Months Ended December 31,
	2024	2023	Change	2024	2023	Change
Cement (Ton)	$156.82	$151.32	+4%	$156.46	$150.20	+4%
Concrete (Cubic Yard)	$147.53	$149.54	-1%	$148.46	$145.29	+2%
Aggregates (Ton)	$13.19	$11.18	+18%	$12.83	$11.20	+15%
Gypsum Wallboard (MSF)	$236.11	$227.78	+4%	$237.49	$232.79	+2%
Recycled Paperboard (Ton)	$627.04	$559.49	+12%	$606.68	$546.21	+11%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenue
	Quarter Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023
Intersegment Revenue:
Cement	$9,084	$7,804	$29,748	$27,192
Concrete and Aggregates	4,311	3,414	12,138	10,235
Recycled Paperboard	23,921	21,128	69,542	61,929

	$37,316	$32,346	$111,428	$99,356

Cement Revenue:
Wholly Owned	$259,890	$274,167	$873,033	$888,532
Joint Venture	26,426	26,683	84,561	82,713

	$286,316	$300,850	$957,594	$971,245

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31,		March 31, 2024*
	2024	2023
ASSETS
Current Assets –
Cash and Cash Equivalents	$31,173	$48,912	$34,925
Accounts and Notes Receivable, net	182,379	192,982	202,985
Inventories	392,266	333,828	373,923
Federal Income Tax Receivable	1,743	2,917	9,910
Prepaid and Other Assets	10,901	9,092	5,950

Total Current Assets	618,462	587,731	627,693

Property, Plant and Equipment, net	1,736,159	1,667,915	1,676,217
Investments in Joint Venture	135,672	104,822	113,478
Operating Lease Right-of-Use Assets	34,227	20,670	19,373
Goodwill and Intangibles	487,388	488,088	486,117
Other Assets	31,762	21,114	24,141

	$3,043,670	$2,890,340	$2,947,019

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$118,718	$117,270	$127,183
Accrued Liabilities	86,999	88,178	94,327
Income Taxes Payable	3,090	1,848	—
Current Portion of Long-Term Debt	10,000	10,000	10,000
Operating Lease Liabilities	5,074	8,217	7,899

Total Current Liabilities	223,881	225,513	239,409

Long-term Liabilities	85,647	63,016	70,979
Bank Credit Facility	85,000	107,000	170,000
Bank Term Loan	165,000	175,000	172,500
2.500% Senior Unsecured Notes due 2031	741,749	740,482	740,799
Deferred Income Taxes	246,254	246,168	244,797
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000
Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 33,391,155; 34,474,435 and 34,143,945 Shares, respectively	334	345	341
Capital in Excess of Par Value	—	—	—
Accumulated Other Comprehensive Losses	(3,238)	(3,403)	(3,373)
Retained Earnings	1,499,043	1,336,219	1,311,567

Total Stockholders’ Equity	1,496,139	1,333,161	1,308,535

	$3,043,670	$2,890,340	$2,947,019

* From audited financial statements

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Business Segment

(dollars in thousands)

(unaudited)

The following table presents Depreciation, Depletion and Amortization by lines of business for the quarters ended December 31, 2024 and 2023:

	Depreciation, Depletion and Amortization
	Quarter Ended December 31,
	2024	2023
Cement	$23,029	$22,514
Concrete and Aggregates	5,261	4,857
Gypsum Wallboard	6,414	5,611
Paperboard	3,723	3,694
Corporate and Other	807	792

	$39,234	$37,468

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(dollars in thousands, other than earnings per share amounts, and number of shares in thousands)

Adjusted Earnings per Diluted Share (Adjusted EPS)

Adjusted EPS is a non-GAAP financial measure and represents net earnings per diluted share excluding the impacts from non-routine items, such as the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and business development costs and litigation losses (Non-routine Items). Management uses measures of earnings excluding the impact of Non-routine Items as a performance measure to compare operating results of the Company from period to period and for purposes of its budgeting and planning processes. Although management believes that Adjusted EPS is useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation, or as a substitute for, earnings per diluted share and the related financial information prepared in accordance with GAAP. In addition, our presentation of Adjusted EPS may not be the same as similarly titled measures reported by other companies, limiting its usefulness as a comparative measure. The following shows the calculation of Adjusted EPS and reconciles Adjusted EPS to net earnings per diluted share in accordance with GAAP for the quarters ended December 31, 2024 and 2023:

	Quarter Ended December 31,
	2024	2023
Net Earnings, as reported	$119,574	$129,138
Non-routine Items:
Acquisition accounting and related expenses [1]	$1,341	$—

Total Non-routine Items before Taxes	$1,341	$—
Tax Impact on Non-routine Items	(302)	—

After-tax Impact of Non-routine Items	$1,039	$—
Adjusted Net Earnings	$120,613	$129,138
Diluted Average Shares Outstanding	33,609	34,750
Net earnings per diluted share, as reported	$3.56	$3.72
Adjusted net earnings per diluted share (Adjusted EPS)	$3.59	$3.72

[1]	Represents the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and business development costs

Attachment 6, continued

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands)

(unaudited)

EBITDA and Adjusted EBITDA

We present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide additional measures of operating performance and allow for more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the impact from Non-routine Items and stock-based compensation. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity in accordance with GAAP. The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net earnings in accordance with GAAP for the quarters and nine months ended December 31, 2024 and 2023, and the trailing twelve months ended December 31, 2024 and March 31, 2024:

	Quarter Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023
Net Earnings, as reported	$119,574	$129,138	$396,936	$400,540
Income Tax Expense	34,728	37,465	113,551	115,701
Interest Expense	9,061	10,128	30,459	32,571
Depreciation, Depletion and Amortization	39,234	37,468	116,661	111,347

EBITDA	$202,597	$214,199	$657,607	$660,159
Acquisition accounting and related expenses [1]	1,341	—	2,959	4,568
Litigation Loss	—	—	700	—
Stock-based Compensation	4,818	4,357	14,221	15,356

Adjusted EBITDA	$208,756	$218,556	$675,487	$680,083

	Twelve Months Ended
	December 31,	March 31,
	2024	2024
Net Earnings, as reported	$474,035	$477,639
Income Tax Expense	138,148	140,298
Interest Expense	40,145	42,257
Depreciation, Depletion and Amortization	155,146	149,832

EBITDA	$807,474	$810,026
Acquisition accounting and related expenses [1]	2,959	4,568
Litigation loss	700	—
Stock-based Compensation	18,765	19,900

Adjusted EBITDA	$829,898	$834,494

[1]	Represents the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and business development costs

Attachment 6, continued

Reconciliation of Net Debt to Adjusted EBITDA

GAAP does not define “Net Debt” and it should not be considered as an alternative to debt as defined by GAAP. We define Net Debt as total debt minus cash and cash equivalents to indicate the amount of total debt that would remain if the Company applied the cash and cash equivalents held by it to the payment of outstanding debt. The Company also uses “Net Debt to Adjusted EBITDA,” which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months, as an alternative metric to assist it in understanding its leverage position. We present this metric for the convenience of the investment community and rating agencies who use such metrics in their analysis, and for investors who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	As of December 31, 2024	As of March 31, 2024
Total debt, excluding debt issuance costs	$1,010,000	$1,102,500
Cash and cash equivalents	31,173	34,925

Net Debt	$978,827	$1,067,575
Trailing Twelve Months Adjusted EBITDA	$829,898	834,494

Net Debt to Adjusted EBITDA	1.2x	1.3x